GRO	Global
Realty
Outsourcing

March 7, 2008

Report on Assessment of Compliance with Servicing Criteria

(i) Global Realty Outsourcing, Inc (the Company ), is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB relating to Schedule # 30, dated May 31, 2005 of the Amended and Restated Services Agreement, dated as of June 27, 2003, as amended by Amendment #1 to the Amended and Restated Services Agreement dated as of February 24, 2005 (the Agreement).

(ii) Company used the following criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria: Item 1122 (d)(4)(i), Item 1122 (d)(4)(ix), Item 1122 (d)(4)(x) (A), Item 1122 (d)(4)(x) (C), Item 1122 (d)(4){xi), Item 1122 (d)(4)(xii) and Item 1122 (d)(4)(xiii), and as further identified in Exhibit A,

(iii) Company has complied with the applicable servicing criteria as of and for the period from January 1, 2007 through December 31, 2007,

(iv) Deioitte & Touche LLP, a registered public accounting firm has issued an attestation report on Company s assessment of compliance with applicable servicing criteria as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007.

/s/ Colette Prior    3/7/08
Colette Prior, Senior Vice President, Global Realty Outsourcing, Inc.

/s/ David Jones    3/7/08
David Jones, Senior Vice President, Global Realty Outsourcing, Inc.

485 Lexington Ave •25th Fl •New York, NY 10017 Phone: 212-209-0700•Fax: 212-209-0712• www.gro.com

GRO	Global
Realty
Outsourcing

Exhibit A
	GENERAL SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA (1)	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Company
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X(2)
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements		X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.		X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X

485 Lexington Ave •25th Fl •New York, NY 10017 Phone: 212-209-0700•Fax: 212-209-0712• www.gro.com

GRO	Global
Realty
Outsourcing

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Company
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)(A)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements;
X(3)
1122(d)(4)(x)(B)	(b) Interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state law;		X
1122(d)(4)(x)(C)	(c) Such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X(3)
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicers funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
X(3)

485 Lexington Ave •25th Fl •New York, NY 10017 Phone: 212-209-0700•Fax: 212-209-0712• www.gro.com

GRO	Global
Realty
Outsourcing

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Company
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.
X(4)
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(l) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

FOOTNOTES:
Footnote 1 - Pursuant to the Agreement, the Company is responsible for the performance of applicable criteria related to the following Regulation AB criteria: Item 1122 (d)(4)(i), Item 1122 (d)(4)(ix), Item 1122 (d)(4)(x) (A), Item 1122 (d)(4)(x) (C), Item 1122 (d)(4)(xi), Item 1122 (d)(4)(xii) and Item 1122 (d)(4)(xiii).

Footnote 2 - The Company's responsibility relating to criteria 1122(d)(4)(i) is limited to UCC collateral tracking and oversight, and the analysis of Letter of Credit renewals, releases and reductions. Company does not have approval authority on the Letter of Credit renewals, releases and reductions.

Footnote 3 - The Company's responsibility relating to criteria 1122(d)(4)(x)(A), 1122(d)(4)(xi) and 1122 (d)(4)(xii) is limited to tax and insurance escrow funds.

Footnote 4 - The Company's responsibility relating to criteria 1122(d)(4)(xiii) is limited to disbursements made on behalf of an obligor for tax payments.

485 Lexington Ave •25th Fl •New York, NY 10017 Phone: 212-209-0700•Fax: 212-209-0712• www.gro.com